Exhibit 99.1

Ensysce Biosciences Announces Closing of Merger

●	Ensysce Common Stock to commence trading under ticker symbol “ENSC” on The Nasdaq Capital Market July 1, 2021. Ensysce Warrants will trade on the OTC Markets under the symbol ENSCW.

●	Ensysce is committed to its mission of reducing the economic and social impact of prescription drug abuse through its TAAP and MPAR technology platforms.

●	Ensysce’s PF614 with Fast Track Status, and PF614-MPAR, both designed to reduce abuse and overdose potential of oxycodone, are entering mid stage clinical development in 2021.

●	Ensysce expects to launch its TAAP opioid products as a new class of pain products for severe pain.

SAN DIEGO, CA, June 30, 2021 — Ensysce Biosciences, Inc. (“Ensysce” or the “Company”) (Nasdaq: ENSC) (OTC: ENSCW) today announced that it has closed its previously announced merger with Leisure Acquisition Corp. (“LACQ”). The combined company, Ensysce Biosciences, Inc., will commence trading its common stock and warrants under the ticker symbols “ENSC” and “ENSCW,” respectively, on The Nasdaq Capital Market and OTC Market July 1, 2021. The merger was approved by LACQ’s shareholders on June 28, 2021.

“The completion of our merger with LACQ is an extraordinary milestone for our company, our employees, and our shareholders,” said Dr. Lynn Kirkpatrick, CEO of Ensysce. “We set out to stem the prescription drug abuse epidemic with our new class of agents and we’re excited to build on our momentum as a public company by bringing our unique pipeline of products to patients in need. Crucially, we are led by our highly qualified and experienced board and leadership team that is committed to developing safer prescription drug options for both prescribers and patients. Our board and management team’s experience, extensive relationships and access to the public capital markets position us well for the future and we look forward to creating long-term value for all stakeholders.”

Bob Gower, Executive Chairman of Ensysce stated, “The merger with LACQ has provided Ensysce with the opportunity to progress our clinical programs rapidly, and to focus on expanding our pipelines of products in the pain, OUD and ADHD space.”

LACQ’s former Executive Chairman Lorne Weil and Chief Executive Officer Daniel Silvers jointly commented, “We are delighted to close our merger with the Ensysce team as it seeks to accelerate its growth and ultimately bring about highly novel science to improve the safety of prescription drugs, as a publicly listed company.”

Proskauer Rose LLP acted as legal counsel to LACQ. Troutman Pepper LLP acted as legal counsel to Ensysce.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of federal securities laws, including with respect to the business combination of Ensysce and LACQ. Additionally, the Company’s NASDAQ approval is conditioned upon the Company reporting greater than $4 million in stockholders’ equity in its periodic report for the period ended June 30, 2021. Should the Company fail to report adequate stockholders’ equity or fail to timely file this periodic report, it will be subject to immediate delisting. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. Such factors can be found in Ensysce’s most recent annual report on Form 10-K, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov, and also in the Form S-4 and Ensysce’s definitive proxy statement/prospectus relating to the business combination. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Ensysce undertakes no obligation to update or revise the forward looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

About Ensysce Biosciences:

Ensysce Biosciences, San Diego, CA is a clinical-stage biotech company using its proprietary technology platforms to develop safer prescription drugs. Leveraging its Trypsin Activated Abuse Protection (TAAP™) and Multi-Pill Abuse Resistance (MPAR™) platforms, the Company is developing a new class of powerful, tamper-proof opioids that prevent both drug abuse and overdoses. Ensysce’s products are anticipated to provide safer options to treat severe pain and assist in preventing deaths caused by opioid abuse, reducing the human and economic cost. The platforms are covered by an extensive worldwide intellectual property portfolio for a wide array of prescription drug compositions. For more information, please visit www.ensysce.com.

Investor Relations

Contact: Gateway Investor

Relations Matt Glover, Alex

Thompson (949) 574-3860

Ensysce@gatewayir.com